[DIRECT GENERAL CORPORATION LOGO] 1281 Murfreesboro Road Nashville, Tennessee 37217	PRESS RELEASE Release Date: March 8, 2007 PR 07-06

Investor Relations contact:

William J. Harter	Phone: (901) 541-3399
Senior Vice President	Fax: (901) 366-3875
Corporate Development, Banking & Finance	Email: bill.harter@directgeneral.com

DIRECT GENERAL’S SHAREHOLDERS APPROVE MERGER WITH
PRIVATE EQUITY CONSORTIUM
Nashville, Tennessee, March 8, 2007 - Direct General Corporation (Nasdaq: DRCT) announced today that its shareholders voted to approve the proposed merger agreement that the Company entered into on December 4, 2006, providing for the acquisition of Direct General by an investor group including Calera Capital (formerly known as Fremont Partners) and TPG Capital (formerly known as the Texas Pacific Group). Based upon the tally of shares voted, holders of approximately 17,268,800 shares voted in favor of approving the merger agreement and the transactions contemplated thereby, representing 84.9% of Direct General’s total outstanding voting shares and 99.9% of the total votes cast.

Under the terms of the merger agreement, holders of Direct General’s common stock will be entitled to receive $21.25 per share in cash, without interest. The transaction is still subject to required regulatory approvals, as well as satisfaction of other closing conditions.

GENERAL INFORMATION

Direct General Corporation, headquartered in Nashville, Tennessee, is a financial services holding company whose principal operating subsidiaries provide non-standard personal automobile insurance, term life insurance, premium finance and other consumer products and services through neighborhood sales offices staffed primarily by employee-agents. Direct’s operations are concentrated primarily in the southeastern part of the United States. Additional information about Direct General and its subsidiaries can be found online at www.directgeneral.com.

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